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Exhibit 5.1

[Larkin Hoffman Daly & Lindgren Ltd. Logo]

August 2, 2004

Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, Nevada 89119-3730

Re:
Shuffle Master, Inc.
Registration Statement on Form S-3; $150,000,000 Aggregate Principal Amount of 1.25% Contingent Convertible Senior Notes due 2024 and up to 3,562,059 Shares of Common Stock Initially Issuable upon Conversion of such notes.

        In connection with the registration by Shuffle Master, Inc., a Minnesota corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement"), for the resale of $150,000,000 aggregate principal amount of 1.25% Contingent Convertible Senior Notes due 2024 (the "Notes"), issued under an Indenture dated as of April 21, 2004 (the "Indenture") between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee"), and up to 3,562,059 shares of common stock of the Company, par value $0.01 per share, initially issuable upon conversion of the Notes (the "Shares"), you have requested our opinion set forth below. In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Indenture, the Notes and the Shares and the issuance of the Notes and the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

        We have examined the Registration Statement and the prospectus filed with the Registration Statement (the "Prospectus"), including any exhibits attached thereto. We have also examined the originals, or duplicates or certified or conformed copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed (a) the genuineness of all signatures on all documents; (b) the legal capacity and authority for all purposes of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to the originals of all documents submitted to us as copies; (e) the correctness, completeness and accuracy of all facts set forth in all agreements, representations, warranties and certificates referred to or identified in this opinion; (f) that the Indenture and Notes are valid, binding obligations of the Company; and (g) that there are no documents, agreements or understandings among the Company and the initial purchasers of the Notes, other than the Purchase Agreement relating to the Notes and the Registration Rights Agreement which would have an effect on the opinion set forth below. In examining documents executed by parties other than the Company, we have assumed that such parties had the requisite power and authority (corporate and otherwise) to execute, deliver and perform all of their respective obligations thereunder, that the execution, delivery of, and performance under, such documents was duly authorized by such parties by all requisite corporate action and that such documents constitute valid and binding obligations of such parties in accordance with the terms of such documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     The execution and delivery of the Notes and performance of the Company's obligations thereunder have been duly authorized by all necessary corporate action of the Company and the Notes have been validly executed and delivered on behalf of the Company; and

          2.     The Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance by all necessary corporate action of the Company and, when issued, assuming issuance of such Shares in compliance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

        We do not express any opinion herein concerning any law other than the Minnesota general corporation law.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of The Securities" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ LARKIN HOFFMAN DALY & LINDGREN, LTD. LARKIN HOFFMAN DALY & LINDGREN, LTD.

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  Exhibit 5.1